January 13, 2010

Dear Customers, Community Members and Shareholders:

As we begin this New Year, I would like to take this opportunity to renew my commitment to you and continue to update you on the progress we are making here at AMCORE. We know how important we are to the communities and customers we serve and we appreciate your continued support.

The Capital Plan AMCORE submitted on December 4, 2009 to the Office of the Comptroller of the Currency (OCC) and the Federal Reserve Bank of Chicago (FRB), our primary regulators, has not been accepted. The response we received was standard in these circumstances.

The regulators stated that the plan was not accepted because, among other things, it did not meet the statutory requirements that the Capital Plan be based on “realistic assumptions” and be likely to succeed in restoring the Bank’s capital. As I have mentioned in prior letters, the plan did contain several concrete steps that we are taking to continue to restore capital and maintain liquidity.

I have frequently stated during the past several months that capital markets continue to be largely inaccessible to small and mid-size banks with our profile.  Because this is the market reality, we did not assume in our capital plan, nor would we expect to attract a large infusion of capital on an immediate basis.  However, AMCORE’s strategy has been and continues to be to demonstrate continuous improvements in a series of numerous, smaller positive transactions.  We are accomplishing this through well planned and implemented steps designed to enable our business to be in an increasingly better position to attract outside capital.  Even with the constrained capital markets, we continue to hold discussions with numerous capital sources and we will continue to do just that.   Pursuing new capital is a critical, ongoing part of our core strategy to return to long term sustainability as a community bank.

AMCORE cannot make statements regarding the intentions of its regulators or any next steps the regulators may take. However, we continue to take concrete actions to improve our capital ratios including the recently announced sale of 12 Central Illinois branches, which is expected to be completed by the end of the first quarter; the sale of $135 million in non-strategic, non-relationship loans in December; and the sale of four rural Wisconsin branches, which was completed in November.  In addition, recent tax policy changes will result in a federal income tax refund of $25 to $30 million. These steps demonstrate that our rebuilding efforts are ongoing and continue to move forward. We will continue to keep you updated.

Our ability to serve our customers is not  impacted by this notice and customer deposits remain fully insured to the highest limits set by the FDIC as AMCORE continues to participate in all available insurance programs. As you know, trust assets benefit from an additional level of security, as they are completely separate and distinct from bank assets. One of the best ways you can show your support is to continue to utilize AMCORE for your deposit needs.

As always, we remain dedicated to delivering the highest quality service to our customers and we are steadfastly committed to our communities. All of our employees are working diligently and many are spending countless hours on these tasks with exceptional dedication. We are deeply appreciative of their efforts as we continue to take steps to strengthen our Company and move forward with determination and perseverance.

Sincerely,

William R. McManaman

Chairman and CEO
AMCORE Bank, N.A.

AMCORE Bank.
501 Seventh Street, Post Office Box 1537, Rockford, Illinois 61110-0037    Telephone 815-968-2241  www.AMCORE.com